Exhibit 99.2
For Immediate Release

Company contact:	Investor Relations:
Jeff Raymond Graymark Healthcare, Inc. Tel 405-824-2382 jraymond@grmh.com	Liolios Group, Inc. Scott Liolios or Cody Slach Tel 949-574-3860 info@liolios.com
Graymark Healthcare to Focus on Treatment of Sleep Disorders with Completed Sale of
Independent Pharmacy Business Assets to Walgreens
OKLAHOMA CITY — December 7, 2010: Graymark Healthcare, Inc. (NASDAQ:GRMH) has closed the previously announced sale of substantially all the assets of its ApothecaryRx’s retail pharmacy business to Walgreens Co. (NYSE:WAG, NASDAQ:WAG). ApothecaryRx operated 18 pharmacies across five states.
The transaction allows Graymark to focus on its core business of providing comprehensive care for sleep disorders, primarily obstructive sleep apnea, including diagnosis, therapy, and ongoing clinical and product support.
“Millions of Americans suffer from obstructive sleep apnea, and many aren’t aware they have a problem or that treatment is available in their communities,” said Stanton Nelson, chairman and CEO of Graymark Healthcare. “As a pure-play sleep disorders company focused primarily on obstructive sleep apnea, we believe Graymark is better able to help people sleep better.”
Graymark launched the nation’s first comprehensive care model for patients with obstructive sleep apnea in 2009 and has grown into one of the nation’s largest aggregators of sleep therapy providers.
“Given our substantially improved balance sheet as a result of this sale, we are ideally positioned to execute on our plans to grow through the acquisition of treatment centers, as well as through developing alliances with hospitals and other health care providers,” added Nelson. “The rapidly growing sleep apnea marketplace offers us an opportunity for significant growth and margin expansion.”
The sale to Walgreens was comprised of substantially all of the assets of ApothecaryRx for $25.5 million, plus approximately $3.8 million for inventory. Graymark expects to realize net proceeds of approximately $33 million from the completed divestiture, including collection of retained accounts receivable, and proceeds from the liquidation of remaining ApothecaryRx assets.

The Healthcare Investment Banking Group of Morgan Joseph LLC served as the financial advisor to Graymark in this transaction, with Greenberg Traurig LLP and Commercial Law Group, P.C. serving as Graymark’s legal advisors.
About Graymark Healthcare
Graymark Healthcare, Inc. is the nation’s second largest provider of sleep medicine diagnosis and treatment. Graymark owns and operates diagnostic sleep centers that treat a wide range of sleep disorders, and operates a medical equipment supply company that provides disposable and durable medical equipment. For more information, please visit www.graymarkhealthcare.com.
This press release may contain forward-looking statements that are based on the company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the company’s filings with the Securities and Exchange Commission, which are available on the SEC’s Web site (www.sec.gov). Unless otherwise required by law, the company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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